Registration No. 333-______

As filed with the Securities and Exchange Commission on August 10, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1276891
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Lillehei Plaza
St. Paul, Minnesota 55117
(Address of registrant’s principal executive offices,
including zip code)

ST. JUDE MEDICAL, INC. MANAGEMENT SAVINGS PLAN
and
ST. JUDE MEDICAL S.C., INC. CARDIAC RHYTHM MANAGEMENT DIVISION
REPRESENTATIVE PRINCIPALS AND SALES ASSOCIATES DEFERRED COMPENSATION PLAN
(Full title of the plans)

Kevin T. O’Malley
Vice President and General Counsel
St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483-2000
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations (1)	$60,000,000	100%	$60,000,000	$7,062

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the St. Jude Medical, Inc. Management Savings Plan (in the amount of $50,000,000) and the St. Jude Medical S.C., Inc. Cardiac Rhythm Management Division Representative Principals and Sales Associates Deferred Compensation Plan (in the amount of $10,000,000).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by St. Jude Medical, Inc. (“we,” “us” or “St. Jude”), are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

(c)	Our Current Reports on Form 8-K filed on January 14, 2005, February 15, 2005, March 2, 2005, March 4, 2005, April 7, 2005, April 25, 2005 and May 12, 2005.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

        St. Jude Medical, Inc. Management Savings Plan

        The securities offered hereby are deferred compensation obligations, which are being offered to eligible employees of St. Jude and its participating affiliates under the St. Jude Medical, Inc. Management Savings Plan (the “MSP”). The MSP permits participants to defer, in accordance with the terms of the MSP, base salary and cash incentive compensation (each a “Cash Deferral”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the MSP. Participants’ accounts may be credited with certain amounts specified in the MSP related to matching contributions on deferrals in excess of the annual compensation limits for participation in 401(k) plans imposed by the Internal Revenue Code. Participants’ accounts may also be credited with certain amounts specified in the MSP related to profit sharing contributions on compensation in excess of annual compensation limits under 401(k) plans imposed by the Internal Revenue Service.

        The deferred amounts described above (including the Cash Deferrals and additional amounts credited to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by the participant in accordance with the terms of the MSP. The deemed investment alternatives include various investment funds with different degrees of risk. Participants may reallocate amounts among the various investment alternatives on a daily basis. The deferrals will not actually be invested in the investment alternatives available under the MSP. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account under the MSP. Although a “rabbi trust” has been established which holds assets that are used solely to pay benefits to MSP participants, there is no requirement to actually purchase these investments with trust assets. Participants do not have any preferential right to any assets in the trust.

        The obligations to make payments under the MSP are unsecured obligations and are subject to the claims of general creditors. These obligations will rank equally with other unsecured indebtedness from time to time outstanding. All amounts payable to participants under the MSP are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the MSP or on such other date or dates as specified in the MSP. Rights to payment under the MSP are not convertible into another security.

        The MSP may be amended prospectively or terminated at any time. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will St. Jude be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

        A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the MSP.

        The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the MSP.

        St. Jude Medical S.C., Inc. Cardiac Rhythm Management Division Representative Principals and Sales
        Associates Deferred Compensation Plan

        The securities offered hereby are deferred compensation obligations, which are being offered to eligible individuals who have a contractual relationship with St. Jude Medical S.C., Inc. under the St. Jude Medical S.C., Inc. Cardiac Rhythm Management Division Representative Principals and Sales Associates Deferred Compensation Plan (the “DCP”). The DCP permits participants to defer commissions in accordance with the terms of the DCP (“Cash Deferrals”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the DCP. Participants’ accounts may also be credited with certain discretionary amounts, which may differ from participant to participant both in amount and as a percentage of commissions.

        The deferred amounts described above (including the Cash Deferrals and additional amounts credited to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by the participant in accordance with the terms of the DCP. The deemed investment alternatives include various investment funds with different degrees of risk. Participants may reallocate amounts among the various investment alternatives on a daily basis. The deferrals will not actually be invested in the investment alternatives available under the DCP. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account under the DCP. Although a “rabbi trust” has been established which holds assets that are used solely to pay benefits to DCP participants, there is no requirement to actually purchase these investments with trust assets. Participants do not have any preferential right to any assets in the trust.

        The obligations to make payments under the DCP are unsecured obligations and are subject to the claims of general creditors. These obligations will rank equally with other unsecured indebtedness from time to time outstanding. All amounts payable to participants under the DCP are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the DCP or on such other date or dates as specified in the DCP. Rights to payment under the DCP are not convertible into another security.

        The DCP may be amended prospectively or terminated at any time. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will St. Jude be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

        A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the DCP.

        The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the DCP.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

        Article XIV of our Articles of Incorporation, as amended and restated, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to St. Jude or our shareholders for monetary damages for breach of fiduciary duty as a director.

        Article VII of our Bylaws, as amended and restated, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 described above.

        We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers St. Jude for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

4.1	Management Savings Plan dated February 1, 1995, is incorporated by reference from Exhibit 10.7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1994.

4.2	St. Jude Medical S.C., Inc. Cardiac Rhythm Management Division Representative Principals and Sales Associates Deferred Compensation Plan, as amended and restated and effective as of July 1, 2000.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page).

Item 9.    Undertakings.

        (a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 10th day of August, 2005.

ST. JUDE MEDICAL, INC.
By:	/s/ Daniel J. Starks

Daniel J. Starks President, Chief Executive Officer and Chairman

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Starks, John C. Heinmiller and Kevin T. O’Malley, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the St. Jude Medical, Inc. Management Savings Plan or the St. Jude Medical S.C., Inc. Cardiac Rhythm Management Division Representative Principals and Sales Associates Deferred Compensation Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 10th day of August, 2005.

Signature	Title

/s/ Daniel J. Starks	President, Chief Executive Officer and Chairman
(principal executive officer)
Daniel J. Starks

/s/ John C. Heinmiller	Executive Vice President and Chief Financial Officer
(principal financial and accounting officer)
John C. Heinmiller

/s/ Richard R. Devenuti	Director

Richard R. Devenuti

/s/ Stuart M. Essig	Director

Stuart M. Essig

/s/ Thomas H. Garrett III	Director

Thomas H. Garrett III

Signature	Title

/s/ Michael A. Rocca	Director

Michael A. Rocca

/s/ David A. Thompson	Director

David A. Thompson

/s/ Stefan K. Widensohler	Director

Stefan K. Widensohler

/s/ Wendy L. Yarno	Director

Wendy L. Yarno

/s/ Frank C-P Yin	Director

Frank C-P Yin

EXHIBIT INDEX

Exhibit Number	Description
4.1	Management Savings Plan dated February 1, 1995, is incorporated by reference from Exhibit 10.7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

4.2	St. Jude Medical S.C., Inc. Cardiac Rhythm Management Division Representative Principals and Sales Associates Deferred Compensation Plan, as amended and restated and effective as of July 1, 2000.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page).